Exhibit 99.3

PRO FORMA VALUATION UPDATE REPORT

SECOND-STEP CONVERSION

Ponce Financial Group, Inc. │Bronx, New York

PROPOSED HOLDING COMPANY FOR:

Ponce Bank │ Bronx, New York

Dated as of August 13, 2021

1311-A Dolley Madison Boulevard

Suite 2A

McLean, Virginia 22101

703.528.1700

rpfinancial.com

RP® FINANCIAL, LC.

Advisory | Planning | Valuation

August 13, 2021

Boards of Directors

Ponce Bank Mutual Holding Company

PDL Community Bancorp

Ponce Financial Group, Inc.

Ponce Bank

2244 Westchester Avenue

Bronx, New York 10462

Members of the Boards of Directors:

We have completed and hereby provide an updated appraisal of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”), and applicable regulatory interpretations thereof. Our original appraisal report, dated June 1, 2021 (the "Original Appraisal"), is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

On May 25, 2021, the Boards of Directors of Ponce Bank Mutual Holding Company (the “MHC”) and PDL Community Bancorp, Inc. (“PDLB”) adopted a plan of conversion and reorganization whereby the MHC will convert to stock form. As a result of the conversion, PDLB, which currently owns all of the issued and outstanding common stock of Ponce Bank (the “Bank”), will be succeeded by a new Maryland corporation with the name of Ponce Financial Group, Inc. (“Ponce Financial” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter also be referred to as Ponce Financial or the Company, unless otherwise identified as PDLB. As of June 30, 2021, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 55.09% of the common stock (the “MHC Shares”) of PDLB. The remaining 44.91% of PDLB’s common stock is owned by public stockholders.

It is our understanding that Ponce Financial will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plan consisting of the Bank’s employee savings and stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated offering. Upon completing the mutual-

1311-A Dolley Madison Boulevard, Suite 2A	Main:	(703) 528-1700
McLean, VA 22101	Fax:	(703) 528-1788
mail@rpfinancial.com	www.rpfinancial.com

Boards of Directors

August 13, 2021

to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of PDLB will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

The plan of conversion provides for a contribution to the Ponce De Leon Foundation (the “Foundation”). The Foundation contribution will be funded with 3.0% of the number of shares of common stock sold in the second-step stock offering and $1.0 million of cash funded by the net proceeds retained by the Company. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Ponce Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation is dedicated completely to community activities and the promotion of charitable causes.

This updated appraisal reflects the following noteworthy items: (1) a review of recent developments in Ponce Financial’s financial condition, including financial data through June 30, 2021; (2) an updated comparison of Ponce Financial’s financial condition and operating results versus the Peer Group companies identified in the Original Appraisal; and (3) a review of stock market conditions since the date of the Original Appraisal.

The estimated pro forma market value is defined as the price at which Ponce Financial’s common stock, immediately upon completion of the second-step offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

Discussion of Relevant Considerations

1.	Financial Results

Table 1 presents summary balance sheet and income statement details for the twelve months ended March 31, 2021 and updated financial information through June 30, 2021. Ponce Financial’s assets increased by $113.9 million or 7.95% from March 31, 2021 to June 30, 2021. Asset growth was primarily driven by loan growth and, to a lesser extent, an increase in investment securities, which was partially offset by a decrease in cash and cash equivalents. Overall, cash and investments (inclusive of FHLB stock) decreased from $ 128.8 million or 8.99% of assets at March 31, 2021 to $122.5 million or 7.92% of assets at June 30, 2021. Loans receivable increased from $1.230 billion or 85.82% of assets at March 31, 2021 to $1.344 billion or 86.81% of assets at June 30, 2021. The balance of loans held for sale increased

Boards of Directors

August 13, 2021

slightly during the quarter ended June 30, 2021 and equaled $15.3 million or 0.99% of assets at June 30, 2021.

Table 1

Ponce Financial Group, Inc.

Recent Financial Data

	At March 31, 2021		At June 30, 2021
	Amount	Assets	Amount	Assets
	($000)	(%)	($000)	(%)
Balance Sheet Data
Total assets	$1,433,707	100.00%	$1,547,650	100.00%
Cash, cash equivalents	90,122	6.29	66,092	4.27
Investment securities	32,661	2.28	50,256	3.25
Loans held for sale	13,725	0.96	15,308	0.99
Loans receivable, net	1,230,458	85.82	1,343,578	86.81
FHLB stock	6,057	0.42	6,156	0.40
Deposits	1,138,546	79.41	1,236,161	79.87
Borrowings	121,595	8.48	123,082	7.95
Equity	161,204	11.24	171,890	11.11

	12 Months Ended		12 Months Ended
	March 31, 2021		June 30, 2021
	Amount	Avg. Assets	Amount	Avg. Assets
	($000)	(%)	($000)	(%)
Summary Income Statement
Interest income	$55,486	4.37%	$58,937	4.35%
Interest expense	(10,548)	(0.83)	(9,788)	(0.72)
Net interest income	44,938	3.54	49,149	3.63
Provisions for loan losses	(1,983)	(0.16)	(2,298)	(0.17)
Net interest income after prov.	42,955	3.38	46,851	3.46
Non-interest operating income	6,050	0.48	8,353	0.62
Gain on sale of mortgage loans	5,628	0.44	6,916	0.51
Gain on sale of property	4,840	0.38	9,016	0.67
Non-interest operating expense	(49,632)	(3.90)	(52,838)	(3.91)
Income before income tax expense	9,841	0.77	18,298	1.35
Income tax provision	(2,323)	(0.18)	(4,277)	(0.32)
Net income	$7,518	0.59%	$14,021	1.03%

Sources: Ponce Financial’s prospectus, audited and unaudited financial statement and RP Financial calculations.

.

Boards of Directors

August 13, 2021

Updated credit quality measures showed a decrease in non-performing assets during the quarter ended June 30, 2021, which was primarily due to decreases in non-accruing commercial real estate loans and 1-4 family mortgage loans. Ponce Financial’s non-performing assets decreased from $12.3 million or 0.86% of assets at March 31, 2021 to $9.0 million or 0.58% of assets at June 30, 2021. As of June 30, 2021, the entire balance of non-performing assets consisted of non-accruing loans.

Asset growth during the quarter ended June 30, 2021 was primarily funded by deposit growth. Deposits increased from $1.139 billion or 79.41% of assets at March 31, 2021 to $1.236 billion or 79.87% of assets at June 30, 2021. Demand deposits were the primary source of deposit growth during the quarter ended June 30, 2021. Borrowings increased from $121.6 million or 8.48% of assets at March 31, 2021 to $123.1 million or 7.95% of assets at June 30, 2021, which was due to an increase in warehouse lines of credit. Ponce Financial’s equity increased from $161.2 million or 11.24% of assets at March 31, 2021 to $ 171.9 million or 11.11% of assets at June 30, 2021. The increase in capital was primarily due to the retention of earnings and the sale of treasury stock.

Ponce Financial’s operating results for the twelve months ended March 31, 2021 and June 30, 2021 are also set forth in Table 1. The Company’s reported earnings increased from $7.5 million or 0.59% of average assets for the twelve months ended March 31, 2021 to $14.0 million or 1.03% of average assets for the twelve months ended June 30, 2021. The increase in net income was realized through increases in net interest income, non-interest operating income, including gains on the sale of mortgage loans, and gains on the sale of property, which were partially offset by increases in operating expenses and loan loss provisions.

Ponce Financial’s net interest income increased from $44.9 million or 3.54% of average assets for the twelve months ended March 31, 2021 to $49.1 million or 3.63% of average assets for the twelve months ended June 30, 2021. The increase in net interest income was due to an increase in interest income and a decrease in interest expense. The increases in interest income was largely due to loan growth, which was partially offset by a slight decline in the overall yield earned on interest-earning assets. Lower funding costs accounted for the decline in interest expense, which was partially offset by an increase in interest-bearing liabilities. Overall, the Company’s interest rate spread increased from 3.13% during the quarter ended June 30, 2020 to 3.60% during the quarter ended June 30, 2021.

Operating expenses increased from $49.6 million or 3.90% of average assets for the twelve months ended March 31, 2021 to $52.8 million or 3.91% of average assets for the twelve months ended June 30, 2021. The increase in operating expenses was largely related to an increase in professional fees, most of which was attributable to consulting expenses related to a third-party service provider that provided loan origination services related to Payroll Protection Program (“PPP”) loans, and an increase in direct loan expenses. Overall, Ponce Financial’s updated ratios for net interest income and operating expenses provided for a slight increase in the expense coverage ratio (net interest income divided by operating expenses) from 0.91x for the twelve months ended March 31, 2021 to 0.93x for the twelve months ended June 30, 2021.

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August 13, 2021

Non-interest operating income, inclusive of gains on the sale of mortgage loans, was higher during the most recent twelve month period, increasing from $11.7 million or 0.92% of average assets for the twelve months ended March 31, 2021 to $15.3 million or 1.13% of average assets for the twelve months ended June 30, 2021. Increases in gains on the sale or mortgage loans and loan origination fees were the primary contributors to the increase in non-interest operating income during the most recent twelve month period. Overall, when factoring non-interest operating income into core earnings, the Company’s updated efficiency ratio of 82.14% (operating expenses as a percent of net interest income and non-interest operating income) was slightly more favorable compared to the 87.44% efficiency ratio recorded for the twelve months ended March 31, 2021.

Slightly higher loan loss provisions were established during the most recent twelve period, increasing from $2.0 million or 0.16% of average assets for the twelve months ended March 31, 2021 to $2.3 million or 0.17% of average assets for the twelve months ended June 30, 2021. The higher loan loss provisions established during the most recent twelve-month period took into consideration loan growth recorded during the quarter ended June 30, 2021, as well as the continued economic uncertainty associated with the Covid-19 pandemic. As of June 30, 2021, the Company maintained an allowance for loan losses of $15.875 million equal to 175.61% of non-performing loans.

Gains on the sale of office properties remained the only source of non-operating income for the Company, which increased from $4.8 million or 0.38% of average assets for the twelve months ended March 31, 2021 to $9.0 million or 0.67% of average assets for the twelve months ended June 30, 2021.

The income tax expense increased from $2.3 million or 0.18% of average assets for the twelve months ended March 31, 2021 to $4.3 million or 0.32% of average assets for the twelve months ended June 30, 2021. The increase in the income tax expense was primarily due to an increase in pre-tax income during the most recent twelve month period.

2.	Peer Group Financial Comparisons

Tables 2 and 3 present the financial characteristics and operating results for Ponce Financial, the Peer Group and all publicly-traded thrifts. The Company’s and the Peer Group’s ratios are based on financial results through June 30, 2021, or the most recent twelve-month period available for the Peer Group companies.

In general, the comparative balance sheet ratios for the Company and the Peer Group did not vary significantly from the ratios exhibited in the Original Appraisal. Consistent with the Original Appraisal, the Company’s updated interest-earning asset composition reflected a lower concentration of cash and investments and a higher concentration of loans. Overall, the Company’s and the Peer Group’s updated interest-earning assets-to-assets ratios equaled 95.72% and 95.39%, respectively.

Ponce Financial’s updated funding composition continued to show slightly higher concentrations of deposits and borrowings relative to the comparable Peer Group ratios. Updated interest-bearing liabilities-to-assets ratios equaled 87.82% and 85.55% for the Company and the Peer Group, respectively. Ponce Financial’s updated tangible equity-to-

Boards of Directors

August 13, 2021

Table 2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of June 30, 2021 or Most Recent Date Available

						Balance Sheet as a Percent of Assets								Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
			Equival.	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Invests	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital

Ponce Financial Group, Inc.		NY
June 30, 2021			4.27%	3.65%	0.00%	87.80%	79.87%	7.95%	0.00%	11.11%	0.00%	11.11%	26.83%	26.48%	26.59%	32.04%	-0.17%	10.90%	10.90%	10.23%	14.85%	16.10%
All Non-MHC Public Thrifts
Averages			12.41%	12.23%	1.72%	67.92%	77.82%	6.96%	0.41%	12.50%	0.73%	11.41%	8.69%	26.14%	0.70%	13.69%	-27.68%	11.60%	7.76%	11.05%	16.36%	17.93%
Medians			10.39%	11.03%	1.89%	70.46%	79.40%	5.03%	0.00%	11.20%	0.06%	10.66%	7.37%	21.90%	-1.40%	11.71%	-29.72%	4.97%	4.01%	10.10%	14.00%	16.00%
Comparable Group
Averages			7.61%	14.50%	1.80%	73.28%	78.56%	6.91%	0.08%	12.73%	0.24%	12.49%	3.76%	19.47%	0.75%	10.31%	-46.91%	7.15%	5.89%	11.36%	16.20%	17.27%
Medians			7.86%	11.84%	1.97%	74.54%	81.18%	4.02%	0.00%	11.44%	0.06%	11.16%	3.70%	1.05%	-0.24%	10.29%	-43.12%	3.99%	1.88%	10.66%	15.56%	16.79%
Comparable Group
ESSA	ESSA Bancorp, Inc.	PA	10.17%	9.35%	2.05%	75.19%	87.26%	0.36%	0.00%	10.93%	0.79%	10.15%	-9.30%	-26.61%	-3.72%	7.09%	-97.78%	2.87%	3.26%	9.42%	13.03%	14.29%
HIFS	Hingham Institution for Savings	MA	6.94%	3.26%	0.43%	88.45%	78.81%	9.64%	0.00%	11.02%	0.00%	11.02%	9.18%	2.11%	10.44%	14.09%	-25.89%	24.16%	24.16%	11.35%	13.25%	13.99%
HMNF	HMN Financial, Inc.	MN	10.23%	21.69%	0.00%	65.71%	87.90%	0.29%	0.00%	11.00%	0.08%	10.92%	13.70%	90.22%	-4.31%	14.55%	-22.41%	10.03%	10.21%	10.01%	14.18%	15.43%
IROQ	IF Bancorp, Inc.	IL	4.80%	24.14%	1.24%	67.67%	82.80%	4.52%	0.00%	11.20%	0.00%	11.20%	8.95%	30.55%	2.01%	15.78%	-45.56%	5.10%	1.11%	10.48%	NA	NA
PCSB	PCSB Financial Corporation	NY	8.50%	21.31%	1.90%	65.57%	79.56%	3.52%	0.00%	14.64%	0.33%	14.31%	4.63%	22.59%	-2.50%	8.62%	-43.76%	0.31%	0.35%	12.48%	17.93%	18.53%
PVBC	Provident Bancorp, Inc.	MA	8.86%	2.11%	2.34%	84.20%	83.39%	1.13%	0.00%	14.61%	0.00%	14.61%	12.04%	127.98%	5.50%	17.97%	-61.47%	-1.99%	-1.99%	10.19%	18.58%	19.76%
PBIP	Prudential Bancorp, Inc.	PA	7.23%	32.63%	2.93%	54.23%	65.03%	20.84%	0.00%	11.68%	0.57%	11.12%	-5.34%	-17.32%	4.35%	0.57%	-19.90%	2.44%	2.65%	10.83%	16.63%	17.82%
RNDB	Randolph Bancorp, Inc.	MA	4.69%	7.13%	1.17%	82.64%	76.86%	6.72%	0.00%	13.53%	0.00%	13.53%	2.78%	-34.87%	11.28%	6.13%	-42.48%	19.14%	19.16%	12.63%	15.56%	16.79%
WSBF	Waterstone Financial, Inc.	WI	10.39%	9.03%	2.94%	74.10%	55.91%	21.88%	0.00%	19.61%	0.03%	19.58%	-0.70%	0.00%	-9.33%	6.34%	-20.61%	11.96%	0.00%	17.49%	24.20%	25.29%
WNEB	Western New England Bancorp, Inc.	MA	4.26%	14.33%	2.98%	74.99%	88.05%	0.22%	0.79%	9.03%	0.62%	8.42%	1.71%	0.00%	-6.27%	11.95%	-89.27%	-2.55%	0.00%	8.70%	12.41%	13.56%

(1) Includes loans held for sale.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information. Copyright (c) 2021 by RP® Financial, LC.

Boards of Directors

August 13, 2021

Table 3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended June 30, 2021 or the Most Recent 12 Months Available

					Net Interest Income			NII	Non-Interest Income		Total	NonOp Items		Provision	Yields, Costs, and Spreads			MEMO:	MEMO:
							Loss		Gain	Other
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate

Ponce Financial Group, Inc.		NY	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

June 30, 2021			1.03%	4.35%	0.72%	3.63%	0.17%	3.46%	0.51%	0.62%	3.91%	0.67%	0.00%	0.32%	4.57%	1.03%	3.54%	$8,598	23.37%
All Non-MHC Public Thrifts
Averages			1.06%	3.42%	0.53%	2.93%	0.10%	2.54%	0.99%	0.39%	2.70%	0.04%	0.00%	0.33%	3.66%	0.74%	2.93%	$8,927	23.29%
Medians			0.92%	3.37%	0.45%	2.82%	0.05%	2.68%	0.08%	0.29%	2.47%	0.00%	0.00%	0.29%	3.56%	0.65%	2.87%	$7,758	23.36%
Comparable Group
Averages			1.58%	3.44%	0.56%	2.88%	0.08%	2.26%	1.99%	0.35%	3.09%	0.06%	0.00%	0.52%	3.61%	0.74%	2.86%	$10,464	23.11%
Medians			0.93%	3.39%	0.44%	2.75%	0.06%	2.67%	0.07%	0.34%	2.33%	0.01%	0.00%	0.35%	3.55%	0.61%	2.81%	$7,249	24.33%
Comparable Group
ESSA	ESSA Bancorp, Inc.	PA	0.85%	3.09%	0.41%	2.68%	0.18%	2.50%	0.13%	0.45%	2.08%	0.03%	0.00%	0.18%	3.26%	0.57%	2.69%	$7,291	17.25%
HIFS	Hingham Institution for Savings	MA	2.47%	3.82%	0.41%	3.41%	0.05%	3.36%	0.00%	0.04%	0.78%	0.76%	0.00%	0.90%	3.89%	0.52%	3.37%	$38,126	26.78%
HMNF	HMN Financial, Inc.	MN	1.53%	3.47%	0.22%	3.25%	0.05%	3.20%	1.02%	0.79%	2.89%	0.01%	0.00%	0.60%	3.57%	0.36%	3.21%	$5,737	28.32%
IROQ	IF Bancorp, Inc.	IL	0.79%	3.42%	0.70%	2.72%	0.01%	2.71%	0.23%	0.57%	2.47%	0.06%	0.00%	0.31%	3.53%	0.71%	2.82%	$7,183	27.93%
PCSB	PCSB Financial Corporation	NY	0.68%	3.15%	0.55%	2.61%	-0.04%	2.64%	0.00%	0.13%	1.91%	0.01%	0.00%	0.18%	3.30%	0.76%	2.54%	$11,569	21.16%
PVBC	Provident Bancorp, Inc.	MA	1.00%	4.23%	0.28%	3.95%	0.27%	3.68%	0.00%	0.27%	2.43%	-0.11%	0.00%	0.40%	4.44%	0.63%	3.81%	$9,519	28.37%
PBIP	Prudential Bancorp, Inc.	PA	0.53%	3.21%	1.31%	1.90%	0.14%	1.76%	0.02%	0.18%	1.45%	0.07%	0.00%	0.06%	3.41%	1.55%	1.86%	$11,592	9.55%
RNDB	Randolph Bancorp, Inc.	MA	2.95%	3.19%	0.41%	2.78%	0.07%	2.70%	6.86%	0.73%	6.41%	-0.05%	0.00%	0.88%	3.39%	0.58%	2.81%	$3,721	23.08%
WSBF	Waterstone Financial, Inc.	WI	4.25%	3.41%	0.86%	2.54%	-0.03%	0.00%	11.58%	-0.10%	8.28%	-0.13%	0.00%	1.40%	3.67%	1.21%	2.46%	$2,698	24.80%
WNEB	Western New England Bancorp, Inc.	MA	0.77%	3.38%	0.46%	2.91%	0.09%	0.00%	0.02%	0.41%	2.23%	-0.02%	0.00%	0.24%	3.61%	0.54%	3.07%	$7,207	23.87%

(1) Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

Boards of Directors

August 13, 2021

assets ratio equaled 11.11%, which remained below the comparable Peer Group ratio of 12.49%. Overall, Ponce Financial’s updated interest-earning assets-to-interest-bearing liabilities ("IEA/IBL") ratio equaled 109.00%, which remained slightly below the comparable Peer Group ratio of 111.50%. As discussed in the Original Appraisal, the additional capital realized from stock proceeds should serve to increase Ponce Financial’s IEA/IBL ratio to a ratio that exceeds the Peer Group’s ratio, as the level of interest-bearing liabilities funding assets will be lower due to the increase in capital realized from the offering and the net proceeds realized from the offering will be primarily deployed into interest-earning assets.

Updated growth rates for Ponce Financial and the Peer Group are based on annual growth rates for the twelve months ended June 30, 2021. Ponce Financial recorded a 26.83% increase in assets, which was realized through a 26.59% increase in loans and a 26.48% increase in cash and investments. Comparatively, asset growth for the Peer Group equaled 3.76%, which was realized through a 0.75% increase in loans and a 19.47% increase in cash and investments.

On the funding side of the balance sheet, asset growth for Ponce Financial was funded by a 32.04% increase in deposits, which also funded a nominal reduction in borrowings. Comparatively, asset growth for the Peer Group was funded by a 10.31% increase in deposits, which also funded a 46.91% reduction in borrowings. Ponce Financial’s updated tangible net worth growth rate showed an increase of 10.90%, versus an increase of 5.89% for the Peer Group. As noted in the Original Appraisal, the Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Company’s capital growth rate in the longer term following the stock offering.

Table 3 displays comparative operating results for Ponce Financial and the Peer Group, based on the Company’s and the Peer Group’s earnings for the twelve months ended June 30, 2021 or the most recent twelve-month period available for the Peer Group companies. Ponce Financial and the Peer Group reported net income to average assets ratios of 1.03% and 1.58%, respectively. Higher ratios for net interest income and non-operating gains continued to represent earnings advantages for the Company, which were more than offset by earnings advantages maintained by the Peer Group with respect to a higher ratio for non-interest operating income and lower ratios for operating expenses and loan loss provisions.

In terms of core earnings strength, updated expense coverage ratios posted by Ponce Financial and the Peer Group both equaled 0.93x, as the Company’s higher net interest income was offset by the Peer Group’s lower operating expense ratio. The Company’s higher net interest income ratio was realized through maintenance of a higher interest income ratio, which was partially offset by the Peer Group’s lower interest expense ratio.

Non-interest operating income remained a larger contributor to the Peer Group’s earnings, as such income amounted to 1.13% and 2.34% of the Company’s and the Peer Group’s average assets, respectively. Accordingly, taking non-interest operating income into account, the Company’s updated efficiency ratio of 82.14% remained higher or less favorable than the Peer Group’s efficiency ratio of 59.20%.

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Loan loss provisions were a slightly more significant factor in the Company’s updated earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.17% and 0.08% of average assets, respectively.

The Company’s updated earnings showed non-operating gains of 0.67% of average assets, which remained above the comparable Peer Group ratio of 0.06%. As set forth in the Original Appraisal, typically such gains and losses are discounted in the valuation analyses as they tend to have a relatively high degree of volatility, and, thus, are not considered part of core operations. Extraordinary items remained a non-factor in the Company’s and the Peer Group's updated earnings.

The Company’s update effective tax benefit equaled 23.37%, versus an effective tax rate of 23.11% for the Peer Group. As set forth in the prospectus, the Company’s effective marginal tax rate is equal to 23.00%.

The Company’s updated credit quality measures generally implied a slightly greater degree of credit risk exposure, relative to the Peer Group’s implied credit risk exposure. As shown in Table 4, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 1.01% and 1.14%, respectively, versus comparable measures of 0.68% and 0.88% for the Peer Group. As noted in the Original Appraisal, the measures for non-performing assets/assets and non-performing loans/loans include accruing loans that are classified as troubled debt restructurings, which accounted for approximately 42% of the Company’s non-performing assets at June 30, 2021. The Company’s and the Peer Group’s loss reserves as a percent of non- performing loans equaled 101.94% and 215.18%, respectively. Loss reserves maintained as percent of loans receivable equaled 1.16% for the Company, versus 1.12% for the Peer Group. Net loan charge-offs were a similar factor for the Company and the Peer Group, as net loan charge-offs as a percent of loans equaled 0.01% for the Company and 0.00% for the Peer Group.

3.	Stock Market Conditions

Since the date of the Original Appraisal, the performance of the broader stock market has generally been positive. Stocks closed out the first week of June 2021 edging higher after the May employment report showed the labor market continued its slow recovery. Losses in the financial, industrial and consumer sectors weighed on the broader stock market heading into mid-June, as investors balanced their confidence in the economy reopening against the risks of rising inflation, supply-chain problems and the possibility of higher taxes. Rate-hike worries fueled a sell-off following the Federal Reserve’s mid-June policy meeting, in which the Federal Reserve signaled that they expected to raise interest rates by late-2023, sooner than they had previously anticipated. Stocks rebounded in the second half of June, with the major U.S. stock indexes closing out the second quarter at or near record highs driven by data signaling acceleration in the world economy and optimism over additional fiscal stimulus in the form of a $1 trillion infrastructure plan.

All three major U.S. stock indexes closed at new highs at the start of the third quarter of 2021, as the June jobs report confirmed that the U.S. economy continued to recover at a healthy clip. Concerns about inflation and the rapid spread of the Covid-19 Delta variant contributed to snapping a three-week winning streak for U.S. stocks in mid-July. A string of

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Table 4

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of June 30, 2021 or Most Recent Date Available

				NPAs &				Rsrves/
			REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
			Assets	Assets (1)	Loans (2)	Loans HFI	NPLs (2)	90+Del (1)	Chargeoffs (3)	Loans
Ponce Financial Group, Inc.		NY	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

June 30, 2021			0.00%	1.01%	1.14%	1.16%	101.94%	101.94%	$184	0.01%
All Non-MHC Public Thrifts
Averages			0.02%	0.54%	0.79%	1.12%	216.92%	218.28%	$1,940	0.06%
Medians			0.00%	0.36%	0.69%	1.16%	127.38%	142.31%	$128	0.01%
Comparable Group
Averages			0.04%	0.68%	0.88%	1.12%	215.18%	194.58%	$109	0.00%
Medians			0.00%	0.46%	0.62%	1.23%	94.03%	86.66%	$71	0.01%
Comparable Group
ESSA	ESSA Bancorp, Inc.	PA	0.02%	1.49%	1.93%	1.28%	66.13%	65.22%	$137	0.01%
HIFS	Hingham Institution for Savings	MA	0.00%	0.04%	0.04%	0.69%	NA	NA	-$420	-0.02%
HMNF	HMN Financial, Inc.	MN	0.00%	0.18%	0.27%	1.53%	558.96%	558.96%	-$812	-0.12%
IROQ	IF Bancorp, Inc.	IL	0.03%	0.19%	0.22%	1.27%	580.90%	436.15%	$218	0.09%
PCSB	PCSB Financial Corporation	NY	0.00%	0.49%	0.68%	0.64%	94.03%	86.66%	$85	0.01%
PVBC	Provident Bancorp, Inc.	MA	0.00%	1.36%	1.87%	0.88%	47.18%	47.18%	$1,794	0.00%
PBIP	Prudential Bancorp, Inc.	PA	0.34%	1.13%	1.44%	1.35%	93.70%	65.54%	-$16	0.00%
RNDB	Randolph Bancorp, Inc.	MA	0.00%	1.09%	1.30%	1.19%	80.52%	80.52%	$57	0.01%
WSBF	Waterstone Financial, Inc.	WI	0.01%	0.36%	0.48%	1.34%	222.35%	218.17%	-$439	-0.03%
WNEB	Western New England Bancorp, Inc.	MA	0.00%	0.42%	0.55%	1.06%	192.86%	192.86%	$483	0.02%

(1)	NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.

(2)	NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.

(3)	Net loan chargeoffs are shown on a last twelve month basis.

Source:   S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

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August 13, 2021

strong second quarter earnings reports helped stocks rebound to new highs heading into late-July, with all three major U.S. stock indexes finishing with gains for the month of July. A generally positive trend in the broader stock market was sustained through the first week of August, as the July employment report indicated that the economy was continuing to rebound. Passage of an infrastructure bill by the Senate and generally strong second quarter earnings helped to propel the Dow Jones Industrial Average (“DJIA”) and S&P 500 to more record highs in the second week of August. On August 13, 2021, the DJIA closed at 35515.38 or 2.72% higher since the date of the Original Appraisal and the NASDAQ closed at 14822.90 or 7.91% higher since the date of the Original Appraisal.

The market for financial shares underperformed the broader stock market since the date of the Original Appraisal. Weaker-than-expected job growth reflected in the May employment report translated into financial shares edging lower to close out the first week of June 2021. With data showing another leap in May consumer prices, concerns of rising inflation pressured financial shares lower in the second week of June. Financial shares retreated further heading into the second half of June, as investors reacted to the Federal Reserve projecting higher interest rates sooner than expected and an unexpected rise in weekly jobless claims. Progress in negotiations towards reaching an agreement on infrastructure legislation boosted financial shares in late-June, which was followed by a sell-off in financial shares going into start of the third quarter on growing concerns about the economic recovery amid the spread of the Delta coronavirus variant.

Financial shares posted gains following Congressional testimony by the Federal Reserve Chairman in mid-July 2021, where he told members of Congress that inflation would moderate and that the central bank planned to maintain its current monetary policies. Following a pullback heading into the second half of July, financial shares traded higher in late -July as the Federal Reserve concluded its policy meeting maintaining its target rate near zero and hinted that it could start tapering bond purchases. Concerns that the pandemic recovery might be faltering pressured financial shares lower at the start of August, which was followed by bank and thrift stocks rebounding on the favorable employment numbers reported for July. Financial shares stabilized during the second week of August. On August 13, 2021, the KBW Nasdaq Regional Bank Index closed at 119.6, a decrease of 7.52% since June 1, 2021.

Since the date of the Original Appraisal, the updated pricing measures for the Peer Group generally reflected little change. Comparatively, the updated pricing measures for all publicly-traded thrifts showed more significant decreases relative to the Peer Group’s updated pricing measures. Since the date of the Original Appraisal, the stock prices of nine out of the ten Peer Group companies were higher as of August 13, 2021. A comparative pricing analysis of the Peer Group and all publicly- traded thrifts is shown in the following table, based on closing stock market prices as of June 1, 2021 and August 13, 2021.

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August 13, 2021

	Average Pricing Characteristics
	At June 1,	At Aug. 13,	%
Peer Group	2021	2021	Change

Price/Earnings (x)	12.09x	12.18x	0.74%
Price/Core Earnings (x)	13.00	12.51	(3.77)
Price/Book (%)	112.47%	111.81%	(0.59)
Price/Tangible Book(%)	114.62	113.97	(0.57)
Price/Assets (%)	14.31	14.36	0.35
Avg. Mkt. Capitalization ($Mil)	$236.81	$242.39	2.36
All Publicly-Traded Thrifts
Price/Earnings (x)	13.52x	12.44x	(7.99%)
Price/Core Earnings (x)	14.28	12.99	(9.03)
Price/Book (%)	114.11%	112.08%	(1.78)
Price/Tangible Book(%)	126.45	124.28	(1.72)
Price/Assets (%)	14.24	13.92	(2.25)
Avg. Mkt. Capitalization ($Mil)	$646.78	$531.76	(17.78)

As set forth in the Original Appraisal, the "new issue" market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value, whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 5, seven second-step conversion offerings have been completed in 2021, four of which were completed in July 2021. The average closing pro forma price/tangible book ratio of the seven second-step conversion offerings completed in 2021 equaled 72.2%. On average, the seven second-step conversion offerings reflected price appreciation of 8.4% after the first week of trading. As of August 13, 2021, the seven second-step conversion offerings reflected a 12.4% increase in price on average from their IPO prices. Comparatively, the average closing pro forma price/tangible book ratio of the four second-step conversion offerings completed in July 2021 equaled 73.5%. On average, the four second-step conversion offerings reflected price appreciation of 10.5% after the first week of trading. As of August 13, 2021, the four second-step conversion offerings reflected a 6.2% increase in price on average from their IPO prices.

As set forth in the Original Appraisal, RP Financial’s analysis of stock market conditions also considered recent trading activity in PDLB’s stock. Since the date of the Original Appraisal, the trading price of the Company’s stock ranged from a low closing price of $12.86

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August 13, 2021

Table 5

Pricing Characteristics and After-Market Trends

Conversions Completed in Trailing 12 Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to			Insider Purchases						Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)			Financial Charac.							Closing Price:
							Excluding Foundation					% of	Benefit Plans				Initial								First		After		After		Thru
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.		Core		Core		Core	IPO	Trading	%	First	%	First	%		%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Inc. Fdn.	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	8/13/2021	Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions											N.A.	N.A.																			$12.28
TC Bancshares, Inc., GA	7/21/21 TCBC-NASDAQ		$364	11.14%	0.62%	188%	$49.0	100%	104%	2.7%			8.0%	4.0%	10.0%	2.2%	0.00%	59.5%	NM	12.1%	0.1%	20.3%	0.3%	$10.00	$12.11	21.1%	$12.07	20.7%	$12.28	22.8%		22.8%
Blue Foundry Bancorp, NJ*	7/16/21 BLFY-NASDAQ		$1,948	9.76%	0.66%	130%	$277.7	100%	132%	1.6%	C/S	$1.5M/2.63%	8.0%	4.0%	10.0%	1.4%	0.00%	66.2%	NM	13.0%	-0.6%	19.7%	-3.2%	$10.00	$12.90	29.0%	$12.70	27.0%	$13.39	33.9%	$13.39	33.9%
Texas Community Bancshares, Inc, TX	7/16/21 TCBS-NASDAQ		$317	10.03%	0.37%	162%	$32.1	100%	89%	4.3%	C/S	$75/1.5%	8.0%	4.0%	10.0%	11.0%	0.00%	56.2%	99.0x	9.5%	0.1%	16.9%	0.6%	$10.00	$15.08	50.8%	$15.35	53.5%	$15.29	52.9%	$15.29	52.9%
PB Bankshares, Inc., PA*	7/15/21 PBBK-NASDAQ		$281	7.76%	0.83%	125%	$27.8	100%	132%	4.9%	N.A.	N.A.	8.0%	4.0%	10.0%	4.2%	0.00%	61.9%	NM	9.1%	0.0%	14.8%	-0.1%	$10.00	$13.08	30.8%	$13.24	32.4%	$12.90	29.0%	$12.90	29.0%
Eastern Bankshares, Inc., MA*	10/15/20 EBC-NASDAQ		$13,997	12.10%	0.04%	211%	$1,797.1	100%	118%	1.6%	S	4.0%	8.0%	4.0%	10.0%	0.1%	0.00%	65.0%	22.8x	12.0%	0.5%	19.0%	2.5%	$10.00	$12.15	21.5%	$12.48	24.8%	$13.62	36.2%	$19.35	93.5%
Systematic Savings Bank, MO	10/14/20 SSSB-OTCPink		$40	12.64%	8.00%	NM	$6.0	100%	132%	14.3%	N.A.	N.A.	0.0%	0.0%	0.0%	18.0%	0.00%	58.6%	46.5x	13.2%	0.3%	22.5%	1.3%	$10.00	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%
	Averages - Standard Conversions:		$2,824	10.57%	1.75%	163%	$364.9	100%	118%	4.9%	N.A.	N.A.	6.7%	3.3%	8.3%	6.1%	0.00%	61.2%	56.1x	11.5%	0.1%	18.9%	0.2%	$10.00	$12.55	25.5%	$12.64	26.4%	$12.91	29.1%	$13.87	38.7%
	Medians - Standard Conversions:		$340	10.59%	0.64%	162%	$40.5	100%	125%	3.5%	N.A.	N.A.	8.0%	4.0%	10.0%	3.2%	0.00%	60.7%	46.5x	12.1%	0.1%	19.3%	0.4%	$10.00	$12.53	25.3%	$12.59	25.9%	$13.15	31.5%	$13.15	31.5%
Second Step Conversions																															$10.23
Magyar Bancorp, Inc., NJ*	7/15/21 MGYR-NASDAQ		$759	7.84%	1.43%	79%	$39.1	55%	115%	3.9%	N.A.	N.A.	8.0%	4.0%	10.0%	2.3%	0.00%	76.9%	19.0x	9.0%	0.5%	11.7%	4.0%	$10.00	$10.94	9.4%	$10.70	7.0%	$10.23	2.3%		2.3%
Cullman Bancorp, Inc., AL	7/15/21 CULL-NASDAQ		$334	16.95%	0.20%	1012%	$43.1	58%	132%	3.7%	C/S	$100/3.3%	8.0%	4.0%	10.0%	7.6%	1.20%	77.4%	22.5x	19.9%	0.9%	25.6%	3.4%	$10.00	$11.40	14.0%	$11.85	18.5%	$11.46	14.6%	$11.46	14.6%
1895 Bancorp of Wisconsin, Inc., WI	7/15/21 BCOW-NASDAQ		$517	11.60%	0.24%	217%	$35.4	55%	115%	5.0%	N.A.	N.A.	8.0%	4.0%	10.0%	0.8%	0.00%	71.6%	56.4x	11.7%	0.2%	16.4%	1.3%	$10.00	$11.15	11.5%	$11.07	10.7%	$10.73	7.3%	$10.73	7.3%
NorthEast Community Bancorp, Inc., NY*	7/13/21 NECB-NASDAQ		$966	16.30%	0.58%	143%	$97.9	60%	96%	2.5%	N.A.	N.A.	8.0%	4.0%	10.0%	0.6%	2.40%	68.2%	14.9x	15.6%	1.1%	22.9%	4.6%	$10.00	$10.61	6.1%	$10.59	5.9%	$10.07	0.7%	$10.07	0.7%
William Penn Bancorporation, PA*	3/25/21 WMPN-NASDAQ		$737	13.70%	0.67%	75%	$126.4	83%	115%	2.0%	N.A.	N.A.	8.0%	4.0%	10.0%	1.0%	1.29%	74.5%	106.6x	17.9%	0.2%	24.3%	0.7%	$10.00	$11.41	14.1%	$11.36	13.6%	$11.39	13.9%	$12.49	24.9%
Affinity Bancshares, Inc., GA*	1/21/21 AFBI-NASDAQ		$888	8.93%	0.56%	154%	$37.0	54%	132%	4.1%	N.A.	N.A.	8.0%	4.0%	10.0%	3.5%	0.00%	75.3%	17.6x	7.5%	0.4%	10.2%	3.6%	$10.00	$10.85	8.5%	$10.75	7.5%	$11.30	13.0%	$13.26	32.6%
Generations Bancorp NY, Inc.	1/13/21 GBNY-NASDAQ		$368	8.10%	1.08%	54%	$14.8	60%	98%	8.8%	N.A.	N.A.	8.0%	4.0%	10.0%	3.1%	0.00%	61.7%	15.0x	6.5%	0.4%	10.5%	4.0%	$10.00	$10.05	0.5%	$9.56	-4.4%	$9.48	-5.2%	$10.41	4.1%
Averages - Second Step Conversions:			$653	11.92%	0.68%	248%	$56.3	61%	115%	4.3%	N.A.	N.A.	8.0%	4.0%	10.0%	2.7%	0.70%	72.2%	36.0x	12.6%	0.5%	17.4%	3.1%	$10.00	$10.92	9.2%	$10.84	8.4%	$10.67	6.7%	$11.24	12.4%
Medians - Second Step Conversions:			$737	11.60%	0.58%	143%	$39.1	58%	115%	3.9%	N.A.	N.A.	8.0%	4.0%	10.0%	2.3%	0.00%	74.5%	19.0x	11.7%	0.4%	16.4%	3.6%	$10.00	$10.94	9.4%	$10.75	7.5%	$10.73	7.3%	$10.73	7.3%
Mutual Holding Companies																			35.4x												$10.60
Marathon Bancorp, Inc., WI*	4/20/21 MBBC-OTCPink		$174	12.39%	0.22%	562%	$10.0	45%	124%	12.2%	N.A.	N.A.	8.7%	4.4%	10.9%	7.0%	0.00%	55.8%		11.6%	0.4%	16.0%	2.6%	$10.00	$10.10	1.00%	$10.27	2.7%	$10.27	2.7%		6.0%
	Averages - MHC Conversions:		$174	12.39%	0.22%	562%	$10.0	45%	124%	12.2%	N.A.	N.A.	8.7%	4.4%	10.9%	7.0%	0.00%	55.8%	35.4x	11.6%	0.4%	16.0%	2.6%	$10.00	$10.10	1.0%	$10.27	2.7%	$10.27	2.7%	$10.60	6.0%
	Medians - MHC Conversions:		$174	12.39%	0.22%	562%	$10.0	45%	124%	12.2%	N.A.	N.A.	8.7%	4.4%	10.9%	7.0%	0.00%	55.8%	35.4x	11.6%	0.4%	16.0%	2.6%	$10.00	$10.10	1.0%	$10.27	2.7%	$10.27	2.7%	$10.60	6.0%
	Averages - All Conversions:		$1,549	11.37%	1.11%	239%	$185.2	76%	117%	5.1%	N.A.	N.A.	7.5%	3.7%	9.3%	4.5%	0.35%	66.3%	41.4x	12.0%	0.3%	17.9%	1.8%	$10.00	$11.56	15.6%	$11.57	15.7%	$11.60	16.0%	$12.32	23.2%

	Medians - All Conversions:		$442	11.37%	0.60%	154%	$38.1	72%	116%	4.0%	N.A.	N.A.	8.0%	4.0%	10.0%	2.7%	0.00%	65.6%	22.8x	11.9%	0.3%	18.0%	1.9%	$10.00	$11.27	12.7%	$11.22	12.2%	$11.35	13.5%	$11.87	18.7%

Note: * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.
(1)	As a percent of MHC offering for MHC transactions.			(5)		Mutual holding company pro forma data on full conversion basis.
(2)	Does not take into account the adoption of SOP 93-6.			(6)		Simultaneously completed acquisition of another financial institution.
(3)	Latest price if offering is less than one week old.			(7)		Simultaneously converted to a commercial bank charter.																										8/13/2021
(4)	Latest price if offering is more than one week but less than one month old.			(8) Former credit union.

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August 13, 2021

(most recently on July 20, 2021) to a high closing price of $14.17 on June 24, 2021. As of August 13, 2021, the Company’s closing stock price was $13.85 which equaled a 0.51% increase from PDLB’s closing stock price of $13.78 as of the June 1, 2021 date of the Original Appraisal.

Summary of Adjustments

In the Original Appraisal, we made the following adjustments to Ponce Financial’s pro forma value based upon our comparative analysis to the Peer Group:

PreviousValuation
Key Valuation Parameters:	Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	Slight Upward
Primary Market Area	Slight Downward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

The factors concerning the valuation parameters of primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters were not discussed further in this update.

In terms of balance sheet strength, on a pro forma basis the Company’s updated financial condition continued to warrant a slight upward adjustment based on the Company’s stronger pro forma capital position and higher pro forma IEA/IBL ratio. The upward adjustment for financial condition also continued to take into consideration the potential increase in capital that may be realized from the sale of some of the Company’s other office properties. A slight downward adjustment remained appropriate for earnings, as the Company’s core earnings based on efficiency ratio, pro forma return on average assets and pro forma return on equity remained less favorable compared to the comparable Peer Group ratios. A slight upward adjustment remained appropriate for the Company’s asset growth, based on the Company’s stronger historical asset growth, which was primarily realized through stronger loan growth, and the Company’s greater pro forma leverage capacity as the result of its higher pro forma capital position.

The general market for financial stocks was down since the date of the Original Appraisal, with the KBW Nasdaq Regional Bank Index declining 7.52% since the date of the Original Appraisal compared to an increase of 2.72% in the DJIA. Comparatively, since the date of the Original Appraisal, the updated pricing measures for the Peer Group showed little change and the updated pricing measures for all publicly-traded thrifts generally showed decreases that were similar to or less than the decrease in the KBW Nasdaq Regional Bank Index. Seven second-conversion offerings have been completed during 2021, four of which were completed in July 2021. The four second-step conversion offerings completed in July

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2021 were, on average, up 6.20% from their IPO prices. PDLB’s stock price was up 0.51% since the date of the Original Appraisal and the $ 13.85 closing price on August 13, 2021 was between the maximum and the super maximum of the offering range as set forth in the Original Appraisal.

Valuation Approaches

In applying the accepted valuation methodology promulgated by the regulatory agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Ponce Financial’s to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds.

In computing the pro forma impact of the offering and the related pricing ratios, the valuation parameters utilized in the Original Appraisal were updated with Ponce Financial’s financial data as of June 30, 2021.

Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. Also consistent with the Original Appraisal, this updated appraisal incorporates a "technical" analysis of recently completed offerings, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

RP Financial also considered the trading price of PDLB’s stock, which had a closing price of $13.85 as of August 13, 2021, an increase of 0.51% from its closing price as of June 1, 2021. The $13.85 closing trading price implied a pro forma market capitalization for Ponce Financial of $240.0 million, which is between the maximum and super maximum of the valuation range as set forth in the Original Appraisal.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will slightly reduce equity. At June 30, 2021, the MHC had negative net assets of $5,000, which has been added to the Company’s June 30, 2021 equity to reflect the consolidation of the MHC into the Company’s operations. Exhibit 4 shows that after accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was increased by approximately 0.001%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ ownership interest was increased from 44.9133% to 44.9145% and the MHC’s ownership interest was reduced from 55.0867 to 55.0855%

.

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August 13, 2021

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of August 13, 2021, the aggregate pro forma market value of Ponce Financial’s conversion stock equaled $193,762,700 at the midpoint, equal to 19,376,270 shares at $10.00 per share. The $10.00 per share price was determined by the Boards of Directors of PDLB and the MHC. The midpoint and resulting valuation range is based on the sale of an 55.09% ownership interest to the public, which provides for a $105,000,000 public offering at the midpoint value.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one- time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $14.021 million for the twelve months ended June 30, 2021. In deriving Ponce Financial’s core earnings, the only adjustment made to reported earnings was to eliminate gains on the sale of office property equal to $9.016 million. As shown below, assuming an effective marginal tax rate of 23.0% for the earnings adjustment, the Company’s core earnings were estimated to equal $7.079 million for the twelve months ended June 30, 2021.

Amount
($000)
Net income	$14,021
Deduct: Gains on sale of property(1)	(6,942)
Core earnings estimate	$7,079

(1) Tax effected at 23.0%.

Based on Ponce Financial’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s reported and core P/E multiples at the $193.8 million updated midpoint value equaled 15.02 times and 32.50 times, respectively. The Company’s updated reported and core P/E multiples provided for premiums of 23.32% and 159.79% relative to the Peer Group’s average reported and core P/E multiples of 12.18 times and 12.51 times, respectively (versus premiums of 145.33% and 444.23% relative to the Peer Group’s average reported and core P/E multiples as indicated in the Original Appraisal). The Company’s updated reported and core P/E multiples indicated premiums of 37.55% and 173.34% relative to the Peer Group’s median reported and core P/E multiples, which equaled 10.92 times and 11.89 times, respectively (versus premiums of 165.53% and 446.33% relative to the Peer Group’s median reported and core P/E multiples as indicated in the Original Appraisal). The Bank’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 12.60 times and 20.42 times, respectively, and based on core earnings at the minimum and the super maximum equaled 26.89 times and 45.69 times, respectively. The Bank’s implied conversion pricing ratios relative to the Peer Group’s pricing ratios are indicated in Table 6, and the pro forma calculations are detailed in Exhibits 2 and 3.

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Table 6

Market Pricing Versus Peer Group

Ponce Financial Group, Inc.

As of August 13, 2021

			Market		Per Share Data
			Capitalization		Core	Book		Pricing Ratios(2)					Dividends(3)				Financial Characteristics(5)
			Price/	Market	12 Month	Value/						Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Exchange	Offering
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Ratio	Range
Ponce Financial Group, Inc.		NY	($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	($Mil)

Super Maximum			$10.00	$256.25	$0.22	$11.31	20.42x	88.42%	15.39%	88.42%	45.69x	$0.00	0.00%	0.00%	$1,665	17.40%	17.40%	0.94%	0.75%	4.33%	0.34%	1.94%	1.4548x	$138.86
Maximum			$10.00	$222.83	$0.26	$12.29	17.49x	81.37%	13.51%	81.37%	38.44x	$0.00	0.00%	0.00%	$1,650	16.60%	16.60%	0.94%	0.77%	4.65%	0.35%	2.12%	1.2651x	$120.75
Midpoint			$10.00	$193.76	$0.31	$13.42	15.02x	74.52%	11.84%	74.52%	32.50x	$0.00	0.00%	0.00%	$1,636	15.90%	15.90%	0.95%	0.79%	4.96%	0.36%	2.29%	1.1001x	$105.00
Minimum			$10.00	$164.70	$0.37	$14.96	12.60x	66.84%	10.15%	66.84%	26.89x	$0.00	0.00%	0.00%	$1,622	15.19%	15.19%	0.96%	0.81%	5.30%	0.38%	2.49%	0.9351x	$89.25
All Non-MHC Public Thrifts(6)
Averages			$24.92	$531.76	$2.39	$66.56	12.44x	112.08%	13.92%	124.28%	12.99x	$0.46	2.14%	48%	$3,863	12.50%	11.49%	0.54%	1.06%	8.00%	1.16%	9.08%
Median			$15.93	$164.70	$1.34	$17.12	11.84x	103.24%	12.94%	111.26%	11.75x	$0.36	2.12%	30%	$1,384	11.20%	10.68%	0.39%	0.92%	7.95%	0.97%	8.15%
All Non-MHC State of NY(6)
Averages			$16.65	$1,015.62	$0.86	$16.27	13.47x	109.36%	10.72%	120.92%	16.66x	$0.52	2.89%	37%	$9,750	11.37%	10.47%	0.83%	0.68%	5.32%	0.47%	3.80%
Medians			$14.18	$164.93	$0.95	$17.31	11.81x	102.30%	10.29%	109.80%	11.80x	$0.42	3.21%	43%	$1,077	11.19%	9.44%	0.65%	0.73%	7.91%	0.71%	6.22%
Comparable Group
Averages			$46.40	$242.39	$4.17	$31.33	12.18x	111.81%	14.36%	113.97%	12.51x	$0.46	1.55%	19.59%	$1,653	12.73%	12.51%	0.65%	1.58%	12.00%	1.54%	11.50%
Medians			$19.42	$186.57	$1.66	$18.13	10.92x	102.08%	12.56%	103.16%	11.89x	$0.26	1.41%	20.59%	$1,704	11.44%	11.19%	0.46%	0.93%	8.21%	0.97%	8.29%
Comparable Group
ESSA	ESSA Bancorp, Inc.	PA	$16.50	$162.27	$1.57	$18.85	10.31x	87.53%	9.57%	94.35%	10.50x	$0.48	2.91%	28.75%	$1,822	10.93%	10.23%	1.20%	0.85%	8.29%	0.84%	8.15%
HIFS	Hingham Institution for Savings	MA	$302.26	$647.56	$23.87	$153.02	9.60x	197.53%	21.78%	197.53%	12.66x	$2.04	0.67%	8.33%	$2,974	11.02%	11.02%	0.04%	2.47%	23.38%	1.88%	17.73%
HMNF	HMN Financial, Inc.	MN	$23.02	$102.68	$3.08	$23.24	7.47x	99.04%	10.90%	99.80%	7.47x	$0.00	0.00%	0.00%	$981	11.00%	10.93%	0.19%	1.53%	13.83%	1.53%	13.84%
IROQ	IF Bancorp, Inc.	IL	$22.94	$69.82	$1.75	$25.76	12.27x	89.05%	9.97%	89.05%	13.08x	$0.35	1.53%	17.38%	$745	11.20%	11.20%	0.20%	0.79%	6.87%	0.74%	6.45%
PCSB	PCSB Financial Corporation	NY	$18.68	$294.60	$0.84	$17.41	22.24x	107.30%	15.71%	109.80%	22.29x	$0.24	1.28%	23.81%	$1,875	14.64%	14.36%	0.49%	0.68%	4.55%	0.68%	4.54%
PVBC	Provident Bancorp, Inc.	MA	$16.86	$234.91	$0.92	$12.69	20.07x	132.82%	19.41%	132.82%	18.41x	$0.16	0.95%	16.67%	$1,585	14.61%	14.61%	1.36%	1.00%	6.26%	1.10%	6.83%
PBIP	Prudential Bancorp, Inc.	PA	$14.30	$112.17	$0.73	$16.75	18.10x	85.39%	9.98%	89.74%	19.59x	$0.28	1.96%	35.44%	$1,124	11.68%	11.18%	1.13%	0.53%	4.86%	0.51%	4.38%
RNDB	Randolph Bancorp, Inc.	MA	$20.15	$98.19	$4.17	$19.17	4.90x	105.13%	14.23%	105.16%	4.83x	$0.00	0.00%	0.00%	$744	13.53%	13.53%	1.09%	2.95%	21.36%	2.99%	21.67%
WSBF	Waterstone Financial, Inc.	WI	$20.56	$490.79	$3.97	$17.12	5.30x	120.07%	23.54%	120.24%	5.18x	$0.80	3.89%	39.18%	$2,202	19.61%	19.58%	0.36%	4.25%	22.45%	4.35%	22.98%
WNEB	Western New England Bancorp, Inc.	MA	$8.76	$210.86	$0.79	$9.29	11.53x	94.27%	8.51%	101.16%	11.12x	$0.20	2.28%	26.32%	$2,477	9.03%	8.47%	0.42%	0.77%	8.13%	0.79%	8.44%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.

(3)	Indicated 12 month dividend, based on last quarterly dividend declared.

(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

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August 13, 2021

2.P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, with the greater determinant of long term value being earnings. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $193.8 million updated midpoint value, the Company’s P/B and P/TB ratios both equaled 74.52%. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 111.81% and 113.97%, respectively, Ponce Financial’s updated ratios reflected a discount of 33.35% on a P/B basis and a discount of 34.61% on a P/TB basis (versus discounts of 32.28% and 33.55% from the Peer Group’s average P/B and P/TB ratios as indicated in the Original Appraisal). In comparison to the median P/B and P/TB ratios indicated for the Peer Group of 102.08% and 103.16%, respectively, Ponce Financial’s ratios at the $193.8 million updated midpoint value reflected discounts of 27.00% and 27.76% (versus discounts of 24.44% and 27.67% from the Peer Group’s median P/B and P/TB ratios as indicated in the Original Appraisal). At the super maximum of the range, the Company’s P/B and P/TB ratios both equaled 88.42%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the super maximum of the range reflected discounts of 20.92% and 22.42%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the super maximum of the range reflected discounts of 13.38% and 14.29%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which tends to mathematically result in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the significant premiums reflected in the Company’s core P/E multiples.

3.P/A Approach. P/A ratios are generally not as a reliable indicator of market value, as investors do not place significant weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings -- which have received greater weight in our valuation analysis. At the $193.8 million updated midpoint value, Ponce Financial’s pro forma P/A ratio equaled 11.84%. In comparison to the Peer Group's average P/A ratio of 14.36%, Ponce Financial’s P/A ratio indicated a discount of 17.55% (versus a discount of 12.65% at the midpoint valuation in the Original Appraisal). In comparison to the Peer Group’s median P/A ratio of 12.56%, Ponce Financial’s P/A ratio at the $193.7 million updated midpoint value indicated a discount of 5.73% (versus a discount of 3.55% at the midpoint valuation in the Original Appraisal).

Comparison to Recent Offerings

As discussed previously, seven second-step offerings were completed during 2021, four of which were completed in July 2021. In comparison to the 72.20% average closing pro P/TB ratio of the seven second-step offerings completed in 2021, the Company’s pro forma P/TB ratio of 74.52% at the midpoint value reflects an implied premium of 3.21%. At the super maximum of the offering range, the Company’s P/TB ratio of 88.42% reflects an implied premium of 22.47% relative to the seven second-step offerings average P/TB ratio at closing. In comparison to the 73.53% average closing pro forma P/TB ratio of the four second-step offerings completed in July 2021, the Company’s pro forma P/TB ratio of 74.52% at the midpoint value reflects an implied premium of 1.35%. At the super maximum of the offering range, the Company’s pro forma P/TB ratio of 88.42% reflects an implied premium of 20.25% relative to the four second-step offerings average pro forma P/TB ratio at closing.

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Valuation Conclusion

Based on the foregoing, it is our opinion that, as of August 13, 2021, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company; (2) exchange shares issued to existing public shareholders of the Company; and (3) shares issued to the Foundation - was $193,762,700 at the midpoint, equal to 19,376,270 shares at a per share value of $ 10.00. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows:

			Exchange Shares
		Offering	Issued to Public	Foundation	Exchange
	Total Shares	Shares	Shareholders	Shares	Ratio
Shares
Maximum, as Adjusted	25,625,118	13,886,250	11,322,280	416,588	1.4548
Maximum	22,282,711	12,075,000	9,845,461	362,250	1.2651
Midpoint	19,376,270	10,500,000	8,561,270	315,000	1.1001
Minimum	16,469,830	8,925,000	7,277,080	267,750	0.9351
Distribution of Shares
Maximum, as Adjusted	100.00%	54.19%	44.18%	1.63%
Maximum	100.00%	54.19%	44.18%	1.63%
Midpoint	100.00%	54.19%	44.18%	1.63%
Minimum	100.00%	54.19%	44.18%	1.63%
Aggregate Market Value at $10 per share
Maximum, as Adjusted	$256,251,180	$138,862,500	$113,222,800	$4,165,875
Maximum	$222,827,110	$120,750,000	$98,454,610	$3,622,500
Midpoint	$193,762,700	$105,000,000	$85,612,700	$3,150,000
Minimum	$164,698,300	$89,250,000	$72,770,800	$2,677,500

The pro forma valuation calculations relative to the Peer Group are shown in Table 6 and are detailed in Exhibit 2 and Exhibit 3.

Establishment of the Exchange Ratio

Conversion regulations provide that in a conversion of a mutual holding company, the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC and PDLB have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the second-step conversion offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.1001 shares of the Company’s stock for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.9351 at the minimum, 1.2651 at

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August 13, 2021

the maximum and 1.4548 at the super maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public shareholders or on the proposed exchange ratio.

Respectfully submitted,

RP® FINANCIAL, LC.

Ronald S. Riggins

President and Managing Director

Gregory E. Dunn

Director

EXHIBITS

LIST OF EXHIBITS

Exhibit
Number	Description
1	Stock Prices: As of August 13, 2021
2	Pro Forma Analysis Sheet
3	Pro Forma Effect of Conversion Proceeds
4	Calculation of Minority Ownership Dilution in a Second-Step Offering
5	Firm Qualifications Statement

EXHIBIT 1

Stock Prices

As of August 13, 2021

RP ®  Financial, LC.

Exhibit 1-A

Weekly Thrift Market Line - Part One

Prices As of August 13, 2021

				Market Capitalization				Price Change Data					Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/	Assets
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
Companies			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)

BCOW	1895 Bancorp of Wisconsin, Inc.	MW	10.74	6,398	68.7	12.65	5.94	10.66	0.70	66.83	41.87	0.27	NA	NA	NA	94.65	605,577
AFBI	Affinity Bancshares, Inc.	SE	13.26	6,873	91.1	14.14	6.53	13.20	0.43	89.12	33.93	1.09	1.13	17.12	14.37	114.48	786,807
AX	Axos Financial, Inc.	WE	49.98	59,318	2,964.7	54.36	21.27	49.60	0.77	103.25	33.17	3.56	3.81	23.62	21.66	240.49	14,265,565
BLFY	Blue Foundry Bancorp	MA	13.39	28,523	381.9	13.45	12.32	12.98	3.16	33.90	33.90	NA	NA	2049.12	2049.12	90.34	2,576,851
BYFC	Broadway Financial Corporation	WE	3.34	38,751	129.4	3.95	1.41	3.01	10.96	85.56	80.54	-0.15	NA	1.62	1.62	12.38	479,594
CFFN	Capitol Federal Financial, Inc.	MW	11.34	135,566	1,537.3	14.38	8.75	11.13	1.89	13.40	-9.28	0.55	0.54	8.91	8.82	71.18	9,649,665
CARV	Carver Bancorp, Inc.	MA	16.79	3,474	58.3	42.50	5.40	15.49	8.39	138.83	158.71	-1.14	-1.42	7.96	7.96	194.83	676,748
CBMB	CBM Bancorp, Inc.	MA	14.70	3,285	48.3	16.50	11.90	14.83	-0.88	21.99	10.69	0.25	0.25	14.23	14.23	0.00	249,994
CNNB	Cincinnati Bancorp, Inc.	MW	14.30	2,967	42.4	15.50	8.60	14.45	-1.04	64.75	19.67	1.67	1.68	14.40	14.34	0.00	240,708
ESBK	Elmira Savings Bank	MA	14.18	3,548	50.3	16.00	10.30	13.98	1.39	32.48	23.26	1.38	1.38	17.57	14.10	0.00	648,686
ESSA	ESSA Bancorp, Inc.	MA	16.50	9,861	162.3	18.23	11.05	16.47	0.18	18.03	10.00	1.60	1.57	18.85	17.49	0.00	1,822,209
FFBW	FFBW, Inc.	MW	11.75	6,421	75.4	11.76	7.86	11.65	0.86	42.00	17.27	0.31	NA	13.76	NA	0.00	352,603
FNWB	First Northwest Bancorp	WE	18.68	9,119	170.4	19.25	9.45	18.82	-0.74	62.86	19.74	1.47	1.23	18.49	18.49	0.00	1,787,391
FSBW	FS Bancorp, Inc.	WE	35.46	8,094	293.9	36.85	19.00	35.87	-1.14	65.66	29.42	5.09	5.14	29.01	28.21	0.00	2,222,613
GBNY	Generations Bancorp NY, Inc.	MA	10.41	2,458	25.6	11.75	7.01	10.50	-0.86	46.41	-0.10	0.73	0.38	17.31	16.65	0.00	380,088
HONE	HarborOne Bancorp, Inc.	NE	13.87	51,663	716.6	15.49	7.59	14.05	-1.28	54.11	27.72	1.19	1.19	12.66	11.34	0.00	4,616,422
HIFS	Hingham Institution for Savings	NE	302.26	2,142	647.6	325.90	180.75	299.82	0.81	52.65	39.94	31.47	23.87	153.02	153.02	0.00	2,973,765
HMNF	HMN Financial, Inc.	MW	23.02	4,460	102.7	23.53	13.06	22.50	2.31	58.76	33.84	3.08	3.08	23.24	23.07	0.00	981,026
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	18.89	3,126	58.8	20.75	11.13	17.62	7.21	60.77	30.82	1.57	1.57	15.73	15.73	0.00	565,731
HVBC	HV Bancorp, Inc.	MA	22.08	2,176	48.1	22.25	12.17	22.17	-0.39	78.02	28.62	3.32	3.32	19.04	19.04	0.00	548,561
IROQ	IF Bancorp, Inc.	MW	22.94	3,043	69.8	23.50	15.03	22.98	-0.16	38.29	4.14	1.87	1.75	25.76	25.76	0.00	745,446
KRNY	Kearny Financial Corp.	MA	12.94	77,983	1,009.1	13.77	6.91	12.82	0.94	63.38	22.54	0.77	0.80	13.21	NA	0.00	7,283,735
MGYR	Magyar Bancorp, Inc.	MA	10.23	7,098	72.6	12.32	6.55	10.30	-0.68	49.06	29.60	0.75	0.67	8.63	8.63	0.00	842,330
MSVB	Mid-Southern Bancorp, Inc.	MW	15.45	2,857	44.1	16.59	12.30	15.70	-1.59	23.90	7.22	0.42	0.42	15.50	15.50	0.00	249,152
NYCB	New York Community Bancorp, Inc.	MA	12.61	465,033	5,864.1	13.23	7.72	12.18	3.53	24.60	19.53	1.21	1.07	13.79	8.57	0.00	57,469,000
NECB	Northeast Community Bancorp, Inc.	MA	10.07	16,378	164.9	12.69	6.05	10.40	-3.17	52.64	-2.22	0.84	NA	9.84	9.80	0.00	1,076,533
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	16.74	50,805	850.5	17.25	8.72	16.93	-1.12	71.52	35.77	1.21	1.30	14.81	14.00	0.00	5,426,910
PBBK	PB Bankshares, Inc.	MA	12.90	2,777	35.8	13.58	12.50	12.80	0.74	28.95	28.95	NA	NA	NA	NA	0.00	348,624
PCSB	PCSB Financial Corporation	MA	18.68	15,771	294.6	20.75	11.65	18.53	0.81	46.97	17.19	0.84	0.84	17.41	17.01	0.00	1,874,935
PVBC	Provident Bancorp, Inc.	NE	16.86	16,527	234.9	18.90	7.50	16.19	4.14	111.28	40.50	0.84	0.92	12.69	12.69	0.00	1,585,106
PROV	Provident Financial Holdings, Inc.	WE	17.30	7,541	130.0	18.48	11.40	17.50	-1.14	33.08	10.12	1.00	0.75	16.88	16.88	0.00	1,183,596
PFS	Provident Financial Services, Inc.	MA	22.25	76,381	1,699.5	25.70	11.76	22.46	-0.93	59.38	23.89	2.11	2.10	21.55	15.58	0.00	13,216,955
PBIP	Prudential Bancorp, Inc.	MA	14.30	7,844	112.2	15.86	9.53	14.06	1.71	22.75	3.25	0.79	NA	16.75	15.94	0.00	1,124,426
RNDB	Randolph Bancorp, Inc.	NE	20.15	4,873	98.2	24.70	10.73	20.50	-1.68	75.52	-8.66	4.11	4.17	19.17	19.16	0.00	744,142
RVSB	Riverview Bancorp, Inc.	WE	7.44	22,107	164.5	7.79	3.77	7.60	-2.11	63.16	41.44	0.70	0.69	7.05	5.80	0.00	1,617,016
STXB	Spirit of Texas Bancshares, Inc.	SW	22.96	17,169	394.2	24.94	10.45	23.39	-1.84	80.65	36.67	2.41	2.55	22.01	16.97	0.00	3,084,755
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MW	5.17	50,475	261.0	5.95	2.89	5.11	1.17	49.86	13.88	-0.13	NA	6.46	6.46	0.00	3,415,521
TCBC	TC Bancshares, Inc.	SE	12.28	4,898	60.2	12.35	11.80	12.00	2.33	22.80	22.80	NA	NA	NA	NA	0.00	363,624
TBNK	Territorial Bancorp Inc.	WE	25.54	9,004	230.0	30.04	19.23	25.88	-1.31	13.51	6.28	2.05	1.86	26.67	26.67	0.00	2,132,077
TCBS	Texas Community Bancshares, Inc.	SW	15.29	3,258	49.8	20.07	14.41	15.26	0.20	52.90	52.90	NA	NA	NA	NA	0.00	316,501
TSBK	Timberland Bancorp, Inc.	WE	29.37	8,354	245.4	30.75	16.54	29.46	-0.31	73.27	21.06	3.32	3.35	24.36	22.39	0.00	1,740,460
TBK	Triumph Bancorp, Inc.	SW	81.94	24,751	2,028.1	97.49	26.86	81.87	0.09	182.75	68.77	4.54	4.36	29.76	18.35	0.00	6,015,877
TRST	TrustCo Bank Corp NY	MA	33.82	19,265	651.5	41.47	25.25	34.17	-1.02	11.25	1.41	2.92	2.92	30.03	30.00	0.00	6,122,578
WSBF	Waterstone Financial, Inc.	MW	20.56	23,842	490.8	21.41	14.62	20.50	0.29	31.16	9.25	3.88	3.97	17.12	17.10	0.00	2,201,953
WNEB	Western New England Bancorp, Inc.	NE	8.76	24,070	210.9	9.24	4.92	8.54	2.58	70.10	27.14	0.76	0.79	9.29	8.66	0.00	2,476,606
WMPN	William Penn Bancorporation	MA	12.49	15,171	189.5	12.50	8.99	12.18	2.55	38.67	7.10	0.11	0.28	14.17	13.79	0.00	817,427
WSFS	WSFS Financial Corporation	MA	45.57	47,535	2,166.2	55.18	24.59	45.17	0.89	47.52	1.54	5.58	5.73	39.63	28.08	0.00	15,148,861
WVFC	WVS Financial Corp.	MA	16.40	1,742	28.5	16.79	13.00	16.30	0.61	25.08	14.48	0.74	0.77	20.37	20.37	0.00	346,078
MHCs
BSBK	Bogota Financial Corp.	MA	10.45	13,949	145.8	11.10	7.01	10.39	0.58	34.84	17.28	0.49	0.41	10.03	10.00	0.00
CLBK	Columbia Financial, Inc.	MA	18.33	109,051	1,998.9	18.81	10.27	18.41	-0.43	54.55	17.80	0.79	0.85	9.61	8.82	0.00
CULL	Cullman Bancorp, Inc.	SE	11.46	7,406	84.9	15.49	7.74	11.43	0.23	16.27	47.99	NA	NA	7.81	7.81	0.00
FSEA	First Seacoast Bancorp	NE	9.77	5,946	58.1	10.00	6.18	9.75	0.21	56.32	10.03	0.30	0.23	9.78	9.78	0.00
GCBC	Greene County Bancorp, Inc.	MA	30.79	8,513	262.1	32.40	21.50	30.80	-0.03	42.22	20.79	2.81	2.81	17.57	17.57	0.00
KFFB	Kentucky First Federal Bancorp	MW	7.08	8,212	58.1	8.16	5.65	7.30	-2.98	15.50	12.03	-1.47	-0.17	6.31	6.19	0.00
LSBK	Lake Shore Bancorp, Inc.	MA	14.98	5,672	85.0	16.00	10.62	15.17	-1.25	36.31	15.23	0.88	NA	15.00	15.00	0.00
OFED	Oconee Federal Financial Corp.	SE	23.50	5,574	131.0	27.00	20.70	21.99	6.87	-12.67	-7.11	0.72	NA	NA	NA	0.00
PDLB	PDL Community Bancorp	MA	13.85	16,809	232.8	14.88	8.01	13.42	3.20	48.92	31.78	0.84	0.47	9.92	9.92	0.00
PBFS	Pioneer Bancorp, Inc.	MA	12.00	25,074	300.9	13.34	8.02	11.85	1.27	35.59	13.53	0.25	0.18	8.80	8.45	0.00
RBKB	Rhinebeck Bancorp, Inc.	MA	10.88	10,751	116.9	13.10	6.26	10.87	0.07	60.20	27.22	0.86	0.85	10.95	10.70	0.00
TFSL	TFS Financial Corporation	MW	20.04	276,940	5,549.9	22.54	14.12	19.68	1.83	30.64	13.67	0.28	NA	6.09	6.06	0.00

(1)	Average of High/Low or Bid/Ask price per share.

(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.

(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6)	Annualized based on last regular quarterly cash dividend announcement.

(7)	Indicated dividend as a percent of trailing 12 month earnings.

(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

RP ®  Financial, LC.

Exhibit 1-B

Weekly Thrift Market Line - Part Two

Prices As of August 13, 2021

				Key Financial Ratios					Asset Quality Ratios				Pricing Ratios			Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
Companies			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)

BCOW	1895 Bancorp of Wisconsin, Inc.	MW	9.96	9.96	0.25	2.26	NA	NA	NA	NA	39.76	86.68	NA	86.68	NA	NA	NA	NM
AFBI	Affinity Bancshares, Inc.	SE	14.95	12.86	0.95	8.10	0.99	8.42	NA	NA	12.16	77.45	11.58	92.23	11.71	NA	NA	NM
AX	Axos Financial, Inc.	WE	9.82	9.08	1.52	16.52	1.63	17.69	NA	NA	14.04	211.62	20.78	230.72	13.11	NA	NA	NM
BLFY	Blue Foundry Bancorp	MA	7.95	7.95	NA	-2.52	NA	NA	NA	125.07	NA	0.65	0.05	0.65	NA	NA	NA	NA
BYFC	Broadway Financial Corporation	WE	9.40	9.40	-0.83	-8.33	NA	NA	0.97	68.99	NM	206.72	19.43	206.72	NA	0.00	0.00	NM
CFFN	Capitol Federal Financial, Inc.	MW	12.83	12.70	0.79	5.88	0.78	5.83	NA	NA	20.62	127.21	16.32	128.62	20.82	0.34	3.00	158.18
CARV	Carver Bancorp, Inc.	MA	7.73	7.73	-0.58	-8.24	-0.73	-10.28	1.93	39.57	NM	211.01	8.60	211.01	NM	0.00	0.00	NM
CBMB	CBM Bancorp, Inc.	MA	20.08	20.08	0.36	1.65	0.36	1.65	0.15	432.71	58.80	103.27	20.73	103.27	58.80	NA	NA	200.00
CNNB	Cincinnati Bancorp, Inc.	MW	17.78	17.72	2.01	13.50	2.02	13.55	0.54	129.69	8.56	99.32	17.66	99.71	8.53	NA	NA	NM
ESBK	Elmira Savings Bank	MA	9.62	7.87	0.73	7.91	0.73	7.97	NA	93.84	10.27	80.69	7.75	100.56	10.28	0.60	4.23	43.48
ESSA	ESSA Bancorp, Inc.	MA	10.93	10.23	0.85	8.29	0.84	8.15	1.20	82.19	10.31	87.53	9.57	94.35	10.50	0.48	2.91	28.75
FFBW	FFBW, Inc.	MW	27.44	NA	0.66	2.21	NA	NA	0.24	280.88	37.90	85.41	23.44	NA	NA	NA	NA	NM
FNWB	First Northwest Bancorp	WE	10.55	10.55	0.84	7.33	0.70	6.12	NA	NA	12.71	101.01	10.67	101.01	15.19	0.24	1.28	16.33
FSBW	FS Bancorp, Inc.	WE	10.88	10.61	2.12	19.81	2.14	20.02	0.28	432.01	6.97	122.23	13.30	125.72	6.89	0.56	1.58	10.02
GBNY	Generations Bancorp NY, Inc.	MA	11.19	10.82	0.48	5.39	0.24	2.73	NA	NA	14.26	60.15	6.73	62.52	27.35	NA	NA	NM
HONE	HarborOne Bancorp, Inc.	NE	15.28	13.91	1.42	9.07	1.42	9.10	0.93	120.31	11.66	109.58	16.75	122.33	11.62	0.20	1.44	13.45
HIFS	Hingham Institution for Savings	NE	11.02	11.02	2.47	23.38	1.88	17.73	0.04	NM	9.60	197.53	21.78	197.53	12.66	2.04	0.67	8.33
HMNF	HMN Financial, Inc.	MW	11.00	10.93	1.53	13.83	1.53	13.84	0.19	536.82	7.47	99.04	10.90	99.80	7.47	0.00	0.00	NM
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	9.32	9.32	0.99	10.46	0.99	10.46	NA	NA	12.03	120.06	11.19	120.06	12.03	0.40	2.12	22.13
HVBC	HV Bancorp, Inc.	MA	7.55	7.55	1.13	18.22	1.13	18.22	NA	NA	6.65	115.96	8.76	115.96	6.65	NA	NA	NM
IROQ	IF Bancorp, Inc.	MW	11.20	11.20	0.79	6.87	0.74	6.45	0.20	499.29	12.27	89.05	9.97	89.05	13.08	0.35	1.53	17.38
KRNY	Kearny Financial Corp.	MA	14.32	NA	0.86	5.79	0.90	6.03	NA	NA	16.81	97.97	14.03	124.92	16.15	0.40	3.09	45.45
MGYR	Magyar Bancorp, Inc.	MA	7.27	7.27	0.70	9.14	0.62	8.09	NA	NA	13.58	118.50	8.62	118.50	15.34	NA	NA	NM
MSVB	Mid-Southern Bancorp, Inc.	MW	19.71	19.71	0.53	2.53	0.53	2.53	NA	92.96	36.79	99.68	19.65	99.68	36.79	0.12	0.78	26.19
NYCB	New York Community Bancorp, Inc.	MA	12.03	8.16	1.08	8.86	0.96	7.91	0.10	429.79	10.42	91.45	10.29	147.09	11.80	0.68	5.39	56.20
NECB	Northeast Community Bancorp, Inc.	MA	14.94	14.89	1.40	8.79	NA	NA	0.77	80.72	12.04	102.30	15.29	102.72	NA	0.24	2.38	15.21
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	13.88	13.21	1.09	7.98	1.17	8.55	0.29	251.12	13.83	113.00	15.68	119.60	12.92	0.52	3.11	39.67
PBBK	PB Bankshares, Inc.	MA	6.32	6.32	NA	-0.69	NA	0.55	0.69	124.24	NA	NA	NA	NA	NA	NA	NA	NA
PCSB	PCSB Financial Corporation	MA	14.64	14.36	0.68	4.55	0.68	4.54	NA	NA	22.24	107.30	15.71	109.80	22.29	0.24	1.28	23.81
PVBC	Provident Bancorp, Inc.	NE	14.61	14.61	1.00	6.26	1.10	6.83	NA	NA	20.07	132.82	19.41	132.82	18.41	0.16	0.95	16.67
PROV	Provident Financial Holdings, Inc.	WE	10.75	10.75	0.64	6.05	0.48	4.51	0.81	79.48	17.30	102.50	11.02	102.50	23.22	0.56	3.24	56.00
PFS	Provident Financial Services, Inc.	MA	12.69	9.51	1.26	9.98	1.23	9.80	0.79	79.32	10.55	103.24	13.10	142.77	10.59	0.92	4.13	43.60
PBIP	Prudential Bancorp, Inc.	MA	11.68	11.18	0.53	4.86	NA	NA	NA	NA	18.10	85.39	9.98	89.74	NA	0.28	1.96	35.44
RNDB	Randolph Bancorp, Inc.	NE	13.53	13.53	2.95	21.36	2.99	21.67	1.09	80.52	4.90	105.13	14.23	105.16	4.83	NA	NA	NM
RVSB	Riverview Bancorp, Inc.	WE	9.71	8.14	1.06	10.31	1.04	10.13	0.14	792.34	10.63	105.59	10.25	128.18	10.82	0.20	2.69	28.57
STXB	Spirit of Texas Bancshares, Inc.	SW	12.25	9.71	1.38	3.97	1.46	4.19	0.26	213.47	9.53	104.32	12.78	135.30	9.01	0.36	1.57	14.11
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MW	9.55	9.55	-0.18	-2.09	NA	NA	NA	NA	NM	80.01	7.64	80.01	NA	0.00	0.00	NM
TCBC	TC Bancshares, Inc.	SE	11.14	11.14	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
TBNK	Territorial Bancorp Inc.	WE	11.78	11.78	0.90	7.57	0.81	6.88	0.22	62.53	12.46	95.77	11.29	95.77	13.70	0.92	3.60	49.76
TCBS	Texas Community Bancshares, Inc.	SW	10.03	9.85	NA	NA	NA	NA	0.53	105.40	NA	NA	NA	NA	NA	NA	NA	NA
TSBK	Timberland Bancorp, Inc.	WE	11.69	10.85	1.72	14.52	1.73	14.66	0.27	305.49	8.85	120.57	14.10	131.20	8.76	0.84	2.86	31.02
TBK	Triumph Bancorp, Inc.	SW	13.17	8.83	2.00	15.90	1.92	15.28	0.42	198.87	18.05	275.29	34.46	446.48	18.80	NA	NA	NM
TRST	TrustCo Bank Corp NY	MA	9.45	9.44	0.96	9.95	0.96	9.95	0.53	156.14	11.57	112.61	10.64	112.72	11.57	1.36	4.03	46.60
WSBF	Waterstone Financial, Inc.	MW	19.61	19.58	4.25	22.45	4.35	22.98	0.36	222.35	5.30	120.07	23.54	120.24	5.18	0.80	3.89	39.18
WNEB	Western New England Bancorp, Inc.	NE	9.03	8.47	0.77	8.13	0.79	8.44	NA	NA	11.53	94.27	8.51	101.16	11.12	0.20	2.28	26.32
WMPN	William Penn Bancorporation	MA	26.31	25.78	0.25	1.89	0.53	3.93	0.86	52.01	109.59	88.11	23.18	90.58	43.98	0.13	1.03	263.24
WSFS	WSFS Financial Corporation	MA	12.42	9.13	1.92	15.01	1.97	15.40	0.26	339.35	8.17	114.97	14.30	162.28	7.96	0.52	1.14	8.96
WVFC	WVS Financial Corp.	MA	11.09	11.09	0.39	3.40	0.41	3.53	NA	NA	22.16	80.51	8.93	80.51	21.35	0.40	2.44	54.05
MHCs
BSBK	Bogota Financial Corp.	MA	17.66	17.62	0.83	4.84	0.69	4.04	NA	NA	21.33	104.23	18.41	104.51	25.61	NA	NA	NM
CLBK	Columbia Financial, Inc.	MA	11.39	10.56	0.94	8.21	1.00	8.79	NA	NA	23.20	190.75	21.73	207.84	21.68	NA	NA	NM
CULL	Cullman Bancorp, Inc.	SE	17.16	17.16	1.10	6.50	NA	NA	NA	NA	NA	146.79	25.19	146.79	NA	0.12	1.08	NA
FSEA	First Seacoast Bancorp	NE	12.70	12.70	0.37	2.95	0.29	2.28	0.01	NM	32.57	99.89	12.68	99.89	42.59	NA	NA	NM
GCBC	Greene County Bancorp, Inc.	MA	6.80	6.80	1.23	17.41	1.23	17.41	NA	NA	10.96	175.24	11.91	175.24	10.96	0.52	1.69	17.44
KFFB	Kentucky First Federal Bancorp	MW	15.60	15.36	-3.71	-22.65	-0.44	-2.67	NA	NA	NM	112.25	17.51	114.33	NM	0.40	5.65	NM
LSBK	Lake Shore Bancorp, Inc.	MA	12.16	12.16	0.75	6.00	NA	NA	NA	NA	17.02	99.88	12.14	99.88	NA	0.56	3.74	60.23
OFED	Oconee Federal Financial Corp.	SE	NA	NA	0.78	NA	NA	NA	NA	NA	32.64	150.09	NA	154.94	NA	0.40	1.70	55.56
PDLB	PDL Community Bancorp	MA	11.11	11.11	1.04	8.59	0.57	4.74	NA	101.95	16.49	139.62	15.51	139.62	29.61	NA	NA	NM
PBFS	Pioneer Bancorp, Inc.	MA	12.79	12.33	0.39	2.70	0.27	1.92	1.07	121.33	48.00	136.32	17.43	142.05	68.04	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc.	MA	10.07	9.87	0.82	8.00	0.81	7.94	0.56	151.70	12.65	99.38	10.01	101.65	12.75	NA	NA	NM
TFSL	TFS Financial Corporation	MW	12.01	11.95	0.53	4.60	NA	NA	1.01	46.17	71.57	328.93	39.50	330.81	NA	1.12	5.59	400.00

(1)	Average of High/Low or Bid/Ask price per share.

(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.

(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).

(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6)	Annualized based on last regular quarterly cash dividend announcement.

(7)	Indicated dividend as a percent of trailing 12 month earnings.

(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information. Copyright (c) 2021 by RP® Financial, LC

EXHIBIT 2

Pro Forma Analysis Sheet

EXHIBIT 2

PRO FORMA ANALYSIS SHEET

Ponce Financial Group, Inc.

Prices as of August 13, 2021

					Subject		Peer Group		New York		All Public
Valuation Midpoint Pricing Multiples				Symbol	at Midpoint		Mean	Median	Mean	Median	Mean	Median
Price-earnings multiple			=	P/E	15.02	x	12.18x	10.92x	13.47x	11.81x	12.44x	11.84x
Price-core earnings multiple			=	P/CE	32.50	x	12.51x	11.89x	16.66x	11.80x	12.99x	11.75x
Price-book ratio			=	P/B	74.52%		111.81%	102.08%	109.36%	102.30%	112.08%	103.24%
Price-tangible book ratio			=	P/TB	74.52%		113.97%	103.16%	120.92%	109.80%	124.28%	111.26%
Price-assets ratio			=	P/A	11.84%		14.36%	12.56%	10.72%	10.29%	13.92%	12.94%
Valuation Parameters										Adjusted
Pre-Conversion Earnings (Y)				$14,021,000	(12 Mths 6/21(2)		ESOP Stock (% of Offering + Foundation) (E)			8.00%
Pre-Conversion Core Earnings (YC)				$7,079,000	(12 Mths 6/21(2)		Cost of ESOP Borrowings (S)			0.00%
Pre-Conversion Book Value (B)				$171,885,000	(2)		ESOP Amortization (T)			20.00	Years
Pre-Conv. Tang. Book Value (B)				$171,885,000	(2)		Stock Program (% of Offering + Foundation (M)			4.00%
Pre-Conversion Assets (A)				$1,547,645,000	(2)		Stock Programs Vesting (N)			5.00	Years
Reinvestment Rate (R)				0.87%			Fixed Expenses			$2,791,064
Tax rate (TAX)				23.00%			Variable Expenses (Blended Commission %)			0.91%
After Tax Reinvest. Rate (R)				0.67%			Percentage Sold (PCT)			55.0855%
Est. Conversion Expenses (1)(X)				3.56%			MHC Assets			($5,000)
Insider Purchases				$1,195,000			Options as (% of Offering + Foundation) (O1)			10.00%
Price/Share				$10.00			Estimated Option Value (O2)			34.50%
Foundation Cash Contribution (FC)				$1,000,000			Option Vesting Period (O3)			5.00	Years
Foundation Stock Contribution (FS)				$3,150,000			% of Options taxable (O4)			25.00%
Foundation Tax Benefit (FT)				$954,500
Calculation of Pro Forma Value After Conversion
1.	V=			P/E * (Y - FC * R)					V=	$193,762,700
		1 - P/E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))
2.	V=			P/Core E * (YC)					V=	$193,762,700
		1 - P/Core E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))
3.	V=	P/B * (B-FC+FT)							V=	$193,762,700
		1 - P/B * PCT * (1-X-E-M)
4.	V=	P/TB * (B-FC+FT)							V=	$193,762,700
		1 - P/TB * PCT * (1-X-E-M)
5.	V=	P/A * (A-FC+FT)							V=	$193,762,700
		1 - P/A * PCT * (1-X-E-M)
Shares					2nd Step		Full	Plus:	Total Market
				2nd Step	Exchange		Conversion	Foundation	Capitalization	Exchange
Conclusion				Offering Shares	Shares		Shares	Shares	Shares	Ratio
Super Maximum				13,886,250	11,322,280		25,208,530	416,588	25,625,118	1.4548
Maximum				12,075,000	9,845,461		21,920,461	362,250	22,282,711	1.2651
Midpoint				10,500,000	8,561,270		19,061,270	315,000	19,376,270	1.1001
Minimum				8,925,000	7,277,080		16,202,080	267,750	16,469,830	0.9351
Market Value					2nd Step		Full		Total Market

				2nd Step	Exchange		Conversion	Foundation	Capitalization
Conclusion				Offering Value	Shares Value		$ Value	$ Value	$ Value
Super Maximum				$138,862,500	$113,222,800		$252,085,300	$4,165,880	$256,251,180
Maximum				$120,750,000	$98,454,610		$219,204,610	3,622,500	$222,827,110
Midpoint				$105,000,000	$85,612,700		$190,612,700	3,150,000	$193,762,700
Minimum				$89,250,000	$72,770,800		$162,020,800	2,677,500	$164,698,300

(1)	Estimated offering expenses at midpoint of the offering.

(2)	Adjusted to reflect consolidation and reinvesment of negative $5,000 of MHC net assets.

EXHIBIT 3

Pro Forma Effect of Conversion Proceeds

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Ponce Financial Group, Inc.

At the Minimum of the Range

1.	Fully Converted Value and Exchange Ratio

Fully Converted Value	$164,698,300
Exchange Ratio	0.93505
2nd Step Offering Proceeds	$89,250,000
Less: Estimated Offering Expenses	3,598,074
2nd Step Net Conversion Proceeds	$85,651,926

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds				$85,651,926
	Less: Cash Contribution to Foundation				(1,000,000)
	Less: ESOP Stock Purchases (1)				(7,354,200)
	Less: RRP Stock Purchases (2)				(3,677,100)
	Net Cash Proceeds				$73,620,626
	Estimated after-tax net incremental rate of return				0.67%
	Earnings Increase				$493,185
	Less: Consolidated interest cost of ESOP borrowings				0
	Less: Amortization of ESOP borrowings(3)				(283,137)
	Less: RRP Vesting (3)				(566,273)
	Less: Option Plan Vesting (4)				(597,828)
	Net Earnings Increase				($954,053)
				Net
			Before	Earnings	After
3.	Pro Forma Earnings		Conversion(5)	Increase	Conversion
	12 Months ended June 30, 2021 (reported)		$14,021,000	($954,053)	$13,066,947
	12 Months ended June 30, 2021 (core)		$7,079,000	($954,053)	$6,124,947
		Before	Net Cash	Tax Benefit	After
4. Pro Forma Net Worth		Conversion(5)	Proceeds	and Other	Conversion
	June 30, 2021	$171,885,000	$73,620,626	$845,825	$246,351,451
	June 30, 2021 (Tangible)	$171,885,000	$73,620,626	$845,825	$246,351,451
		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion(5)	Proceeds	and Other	Conversion
	June 30, 2021	$1,547,645,000	$73,620,626	$845,825	$1,622,111,451

(1)    Includes ESOP purchases of 8.0% of the second step offering and Foundation shares.

(2)    Includes RRP purchases of 4.0% of the second step offering and Foundation shares.

(3) ESOP amortized over 20 years, RRP amortized over 5 years, tax effected at:	23.00%

(4)    Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.

(5)    Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Ponce Financial Group, Inc.

At the Midpoint of the Range

1.	Fully Converted Value and Exchange Ratio

Fully Converted Value	$193,762,700
Exchange Ratio	1.10006
2nd Step Offering Proceeds	$105,000,000
Less: Estimated Offering Expenses	3,742,594
2nd Step Net Conversion Proceeds	$101,257,406

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds				$101,257,406
	Less: Cash Contribution to Foundation				(1,000,000)
	Less: ESOP Stock Purchases (1)				(8,652,000)
	Less: RRP Stock Purchases (2)				(4,326,000)
	Net Cash Proceeds				$87,279,406
	Estimated after-tax net incremental rate of return				0.67%
	Earnings Increase				$584,685
	Less: Consolidated interest cost of ESOP borrowings				0
	Less: Amortization of ESOP borrowings(3)				(333,102)
	Less: RRP Vesting (3)				(666,204)
	Less: Option Plan Vesting (4)				(703,326)
	Net Earnings Increase				($1,117,948)
				Net
			Before	Earnings	After
3.	Pro Forma Earnings		Conversion(5)	Increase	Conversion
	12 Months ended June 30, 2021 (reported)		$14,021,000	($1,117,948)	$12,903,052
	12 Months ended June 30, 2021 (core)		$7,079,000	($1,117,948)	$5,961,052
		Before	Net Cash	Tax Benefit	After
4. Pro Forma Net Worth		Conversion (5)	Proceeds	of Foundation	Conversion
	June 30, 2021	$171,885,000	$87,279,406	$954,500	$260,118,906
	June 30, 2021 (Tangible)	$171,885,000	$87,279,406	$954,500	$260,118,906
		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion (5)	Proceeds	of Foundation	Conversion
	June 30, 2021	$1,547,645,000	$87,279,406	$954,500	$1,635,878,906

(1)    Includes ESOP purchases of 8.0% of the second step offering and Foundation shares.

(2)    Includes RRP purchases of 4.0% of the second step offering and Foundation shares.

(3) ESOP amortized over 20 years, RRP amortized over 5 years, tax effected at:	23.00%

(4)    Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.

(5)    Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Ponce Financial Group, Inc.

At the Maximum of the Range

1.	Fully Converted Value and Exchange Ratio

Fully Converted Value	$222,827,110
Exchange Ratio	1.26507
2nd Step Offering Proceeds	$120,750,000
Less: Estimated Offering Expenses	3,887,114
2nd Step Net Conversion Proceeds	$116,862,886

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds				$116,862,886
	Less: Cash Contribution to Foundation				(1,000,000)
	Less: ESOP Stock Purchases (1)				(9,949,800)
	Less: RRP Stock Purchases (2)				(4,974,900)
	Net Cash Proceeds				$100,938,186
	Estimated after-tax net incremental rate of return				0.67%
	Earnings Increase				$676,185
	Less: Consolidated interest cost of ESOP borrowings				0
	Less: Amortization of ESOP borrowings(3)				(383,067)
	Less: RRP Vesting (3)				(766,135)
	Less: Option Plan Vesting (4)				(808,825)
	Net Earnings Increase				($1,281,842)
				Net
			Before	Earnings	After
3.	Pro Forma Earnings		Conversion(5)	Increase	Conversion
	12 Months ended June 30, 2021 (reported)		$14,021,000	($1,281,842)	$12,739,158
	12 Months ended June 30, 2021 (core)		$7,079,000	($1,281,842)	$5,797,158
		Before	Net Cash	Tax Benefit	After
4. Pro Forma Net Worth		Conversion (5)	Proceeds	of Foundation	Conversion
	June 30, 2021	$171,885,000	$100,938,186	$1,063,175	$273,886,361
	June 30, 2021 (Tangible)	$171,885,000	$100,938,186	$1,063,175	$273,886,361
		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion (5)	Proceeds	of Foundation	Conversion
	June 30, 2021	$1,547,645,000	$100,938,186	$1,063,175	$1,649,646,361

(1)    Includes ESOP purchases of 8.0% of the second step offering and Foundation shares.

(2)    Includes RRP purchases of 4.0% of the second step offering and Foundation shares.

(3) ESOP amortized over 20 years, RRP amortized over 5 years, tax effected at:	23.00%

(4)    Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxabl

(5)    Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Ponce Financial Group, Inc.

At the Super Maximum Value

1.	Fully Converted Value and Exchange Ratio

Fully Converted Value	$256,251,180
Exchange Ratio	1.45483
2nd Step Offering Proceeds	$138,862,500
Less: Estimated Offering Expenses	4,053,319
2nd Step Net Conversion Proceeds	$134,809,181

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds				$134,809,181
	Less: Cash Contribution to Foundation				(1,000,000)
	Less: ESOP Stock Purchases (1)				(11,442,270)
	Less: RRP Stock Purchases (2)				(5,721,135)
	Net Cash Proceeds				$116,645,775
	Estimated after-tax net incremental rate of return				0.67%
	Earnings Increase				$781,410
	Less: Consolidated interest cost of ESOP borrowings				0
	Less: Amortization of ESOP borrowings(3)				(440,527)
	Less: RRP Vesting (3)				(881,055)
	Less: Option Plan Vesting (4)				(930,149)
	Net Earnings Increase				($1,470,321)
				Net
			Before	Earnings	After
3.	Pro Forma Earnings		Conversion(5)	Decrease	Conversion
	12 Months ended June 30, 2021 (reported)		$14,021,000	($1,470,321)	$12,550,679
	12 Months ended June 30, 2021 (core)		$7,079,000	($1,470,321)	$5,608,679
		Before	Net Cash	Tax Benefit	After
4. Pro Forma Net Worth		Conversion (5)	Proceeds	of Foundation	Conversion
	June 30, 2021	$171,885,000	$116,645,775	$1,188,151	$289,718,926
	June 30, 2021 (Tangible)	$171,885,000	$116,645,775	$1,188,151	$289,718,926
		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion (5)	Proceeds	of Foundation	Conversion
	June 30, 2021	$1,547,645,000	$116,645,775	$1,188,151	$1,665,478,926

(1)    Includes ESOP purchases of 8.0% of the second step offering and Foundation shares.

(2)    Includes RRP purchases of 4.0% of the second step offering and Foundation shares.

(3) ESOP amortized over 20 years, RRP amortized over 5 years, tax effected at:	23.00%

(4)    Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.

(5)    Adjusted to reflect consolidation and reinvestment of net MHC assets.

EXHIBIT 4

Calculation of Minority Ownership Dilution in a Second-Step Offering

Exhibit 4

Ponce Financial Group, Inc.

Calculation of Minority Ownership Dilution in a Second-Step Offering

Stock Ownership Data as of June 30, 2021

Financial Data as of June 30, 2021

Reflects Pro Forma Market Value as of August 13, 2021

Key Input Assumptions
Mid-Tier Stockholders' Equity	$171,890,000	(BOOK)
Aggregate Dividends Waived by MHC	$0	(WAIVED DIVIDENDS)
Minority Ownership Interest	44.9133%	(PCT)
Pro Forma Market Value	$193,762,700	(VALUE)
Market Value of MHC Assets (Other than Stock in Mid-Tier)	($5,000)	(MHC ASSETS)

Adjustment for MHC Assets & Waived Dividends - 2 Step Calculation (as required by FDIC & FRB)

(BOOK - WAIVED DIVIDENDS) x PCT
Step 1: To Account for Waiver of Dividends	=	BOOK
	=	44.9133%
(VALUE - MHC ASSETS) x Step 1
Step 2: To Account for MHC Assets	=	VALUE
	=	44.9145% (rounded)

Current Ownership
MHC Shares	9,545,388	55.09%
Public Shares	7,782,554	44.91%
Total Shares	17,327,942	100.00%

EXHIBIT 5

Firm Qualifications Statement

RP® FINANCIAL, LC.

Advisory | Planning | Valuation

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (40)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (36)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (37)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (33)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (33)	(703) 647-6549	joren@rpfinancial.com

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1311-A Dolley Madison Boulevard	Telephone: (703)		528-1700
Suite 2A	Fax No.:	(703)	528-1788
McLean, VA 22101	Toll-Free No.:	(866)	723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com